UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2013

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road, Carthage, MO		64836
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2013, the Company entered into an indemnification agreement with its newly elected Board member, Robert G. Culp, III, as discussed below. Substantially similar agreements are already in place with the Company’s other directors and executive officers. The form of the indemnification agreement was approved by the Company’s shareholders on May 7, 1986.

Pursuant to the agreements, the Company has agreed to indemnify and hold harmless each director and executive officer against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the fullest extent permitted or authorized by applicable law. For this purpose, “applicable law” generally means Section 351.355 of the General and Business Corporation Law of the State of Missouri, including any amendments since May 7, 1986, but only to the extent such amendment permits the Company to provide broader indemnification rights. In addition, the Company has agreed to further indemnify and hold harmless each director and executive officer who was or is a party or is threatened to be made a party to any proceeding, including any proceeding by or in the right of the Company, by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request or on the behalf of the Company as a director, officer, employee or agent of another enterprise or by reason of anything done or not done by him or her in any such capacities.

However, under these agreements, the Company will not provide indemnification: (i) for amounts indemnified by the Company outside of the agreement or paid pursuant to insurance; (ii) in respect of remuneration paid to the person if determined finally that such remuneration was in violation of law; (iii) on account of any suit for any accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any federal, state or local law; (iv) on account of the person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (v) if a final adjudication shall determine that such indemnification is not lawful.

The indemnification agreements require the Company, with certain exceptions, to purchase and maintain director and officer insurance. Also, at the request of the director or executive officer, the Company is obligated to advance expenses (including attorneys’ fees) in defending any proceeding. However, if it is determined that the person is not entitled to be indemnified, the person must repay the Company all amounts advanced, or the appropriate portion thereof.

The above disclosure is only a brief description of the indemnification agreement and is qualified in its entirety by the Form of Indemnification Agreement which is attached as Exhibit 10.11 to the Company’s Form 10-K filed on March 28, 2002, and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2013, pursuant to Section 2.1 of the Bylaws, the Board elected Robert G. Culp, III to serve as a director with his term beginning on the same date. Mr. Culp will serve on the Audit Committee and Nominating & Corporate Governance Committee and meets the Director Independence Standards adopted by the Board.

Mr. Culp, 66, has served as Chairman of Culp, Inc. since 1990. He served as CEO from 1988 to 2007, President from 1981 to 1990 and in other roles since co-founding Culp, Inc. in 1972. He also currently serves on the Board of Old Dominion Freight Line, Inc. He holds a degree in economics from the University of North Carolina—Chapel Hill and an MBA from the Wharton School of the University of Pennsylvania.

Mr. Culp will receive our standard director compensation package which can be found in Exhibit 10.1 to the Company’s Form 10-Q, filed August 7, 2012 entitled Summary Sheet of Director Compensation. The package includes an annual grant of restricted stock or restricted stock units (“RSUs”) in May of each year on the date of the annual meeting of shareholders equal to $125,000. In either case, the awards have a 12- month vesting period ending on the day preceding the next annual meeting of shareholders. Vesting accelerates in the event of death, disability or a change in control of the Company. The number of shares awarded is calculated by dividing the dollar value by the closing price of the Company’s common stock on the grant date. RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company common stock on the dividend payment date. Directors may elect to defer settlement of an RSU award for 2 to 10 years after the grant date. Reference is made to the Form of Director Restricted Stock Agreement, filed August 7, 2008 as Exhibit 10.1 to the Company’s Form 10-Q and the Form of Director Restricted Stock Unit Award Agreement, filed February 24, 2012 as Exhibit 10.9.7 to the Company’s Form 10-K.

Mr. Culp will also receive annual cash compensation of $50,000 (Board annual retainer), $8,000 (Audit Committee annual retainer) and $5,000 (Nominating & Corporate Governance Committee annual retainer). Mr. Culp will be eligible to defer his cash compensation by participating in the Company’s Deferred Compensation Program starting in 2014.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement approved by the shareholders of the Company and entered into between the Company and its directors and executive officers, filed March 28, 2002, as Exhibit 10.11 to the Company’s Form 10-K for the year ended December 31, 2001, is incorporated by reference. (SEC File No. 001-07845)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: January 14, 2013	By:	/s/ JOHN G. MOORE

John G. Moore Senior Vice President – Chief Legal & HR Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement approved by the shareholders of the Company and entered into between the Company and its directors and executive officers, filed March 28, 2002, as Exhibit 10.11 to the Company’s Form 10-K for the year ended December 31, 2001, is incorporated by reference. (SEC File No. 001-07845)